NEWS RELEASE

                                                    Contact:  Donald F. Gayhardt
                                                                       President
                                                    Dollar Financial Group, Inc.
FOR IMMEDIATE RELEASE                                             (610) 640-5925


         DOLLAR FINANCIAL GROUP, INC. ISSUES UPDATED ESTIMATE FOR FISCAL
               FOURTH QUARTER AND FISCAL YEAR ENDED JUNE 30, 2004


BERWYN, Pennsylvania, July 14, 2004 - Dollar Financial Group, Inc. ("Dollar" or the "Company") today provided updated financial estimates with respect to its fiscal fourth quarter and fiscal year ending June 30, 2004. This estimate supersedes the guidance released February 6, 2004.

For its fiscal fourth quarter ended June 30, 2004, the Company expects revenue of $61.5 million to $62.5 million compared to $55.5 million for the fiscal fourth quarter ended June 30, 2003. For the fiscal fourth quarter, the Company expects comparable store (defined as company owned stores that were open for at least 15 continuous months prior to June 30, 2004), franchised store, and document transmitter revenues to increase between 12.0% and 13.0%.

For its fiscal year ending June 30, 2004, the Company expects revenue of $244.5 million to $245.5 million compared to $219.4 million for the fiscal year ended June 30, 2003. For the full fiscal year ended June 30, 2004, the Company expects comparable store (defined as company owned stores that were open for at least 24 continuous months prior to June 30, 2004), franchised store, and document transmitter revenues to increase between 10.0% and 11.0%.

The Company expects to release earnings for these periods on or before the week of August 30, 2004.

Dollar is a leading international financial services company serving under-banked consumers. Our customers are typically lower- and middle-income working-class individuals who require basic financial services but, for reasons of convenience and accessibility, purchase some or all of their financial services from us rather than from banks and other financial institutions.

This release contains forward-looking statements regarding the Company's estimated performance for historical periods. Actual results for such periods may materially differ. Such forward-looking statements involve risks and uncertainties, including risks related to depository institutions and of changing market conditions in the overall economy and the industry, consumer demand, the opening of new stores, the success of the Company's acquisition strategy and other factors detailed from time to time in the Company's annual and other reports filed with the Securities and Exchange Commission. The Company disclaims any obligation to update any such factors or to publicly announce results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.